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                                                                   EXHIBIT 10.30

February 11, 1998

Mr. Jay Huffard
U.S. HomeCare Corporation
Two Hartford Square West
Hartford, CT 06130

                       Re:  Amended and Restated Agreement and Plan of Merger
                            -------------------------------------------------

Dear Jay:

Reference is made to the Amended and Restated Agreement and Plan of Merger, dated as of September 26, 1997 ("Agreement"), among Home Health Corporation of America, Inc. ("Acquiror"), HHCA Acquisition Corporation, Inc. ("Acquisition Subsidiary") and U.S. HomeCare Corporation ("Company"). Unless the context otherwise requires, all capitalized terms used in this letter shall have the meanings ascribed to such terms in the Agreement.

As we discussed, the Board of Directors of the Acquiror and the Company have each determined that the Agreement be terminated pursuant to Section 7.1(a) of the Agreement. As provided in Section 7.2 of the Agreement, as a result of such termination, the Agreement is now void and the Acquiror, Acquisition Subsidiary and the Company as well as their respective officers and directors have no liability or obligations to each other, except that the provisions of Sections 5.2, 7.2 and 8.1 of the Agreement continue in full force and effect. In addition, notwithstanding anything to the contrary contained in the Agreement, the Acquiror and the Company have each agreed to release each other from any claims or liabilities which each may have against the other in connection with the Agreement or its termination.

Please acknowledge your agreement to the termination and release expressed in this letter by signing and returning to me the enclosed copy of this letter.

Very truly yours,

/s/ Bruce Feldman
-----------------
Bruce Feldman
President


Acknowledged and Agreed
this 11th day of February, 1998

U.S. HOMECARE CORPORATION


By:     /s/ Jay C. Huffard
        ------------------
Name:   Jay C. Huffard
Title:  President